EXHIBIT 5

                 [Berlack, Israels & Liberman LLP Letterhead]






                                                      October 12, 1999



Jersey Central Power & Light Company
2800 Pottsville Pike
Reading, Pennsylvania 19605

            Re:  Registration Statement on Form S-3
                 ----------------------------------

Ladies and Gentlemen:
            Jersey Central Power & Light Company (the "Company") has filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "1933 Act"), a Registration Statement on Form S-3 (the "Registration Statement"), dated today's date, of which this opinion is to be a part. The Registration Statement relates to the proposed issuance and sale by the Company of up to $200,000,000 aggregate principal amount of senior notes ("Senior Notes") and, pursuant to Rule 429, includes a combined prospectus for the $200,000,000 of Senior Notes which are the subject of the Registration Statement and $100,000,000 of senior notes previously registered in Registration No. 333-78717. The Senior Notes are to be issued by the Company pursuant to an indenture between the Company and United States Trust Company of New York, as Trustee (the "Senior Note Indenture"). The Senior Notes will be secured by first mortgage bonds until a release date.

            We have been counsel to the Company for many years. In such capacity, we are familiar with the affairs of the Company and the transactions that are the subject matter of the Registration Statement. We have examined such corporate records of the Company and such other instruments, documents, certificates and agreements, including the form of Senior Note Indenture, and made such further investigation as we have deemed necessary as a basis for this opinion.

            For the purposes of this opinion, we have assumed that (1) the proposed transactions are carried out on the basis set forth in the Registration Statement and in conformity with the requisite authorizations, approvals, consents or exemptions under the securities laws of the various States and other jurisdictions of the United States, (2) all necessary corporate action required



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Jersey Central Power & Light Company
October 12, 1999
Page 2



on the part of the Company shall have been duly taken, (3) the Commission shall have issued an order declaring the Registration Statement effective under the 1933 Act, and (4) the issuance and sale of the Senior Notes do not violate
Section 12(f) of the Public Utility Holding Company Act of 1935, as amended, or Rule 70 thereunder.

            Based upon the foregoing, we are of the opinion that, subject to the foregoing assumptions and qualifications, when properly authenticated and delivered by the Trustee under the Senior Note Indenture, the Senior Notes will be legally issued and will be binding obligations of the Company, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws affecting creditors' rights generally (including, without limitation, the Atomic Energy Act and applicable regulations of the Nuclear Regulatory Commission thereunder) and general equitable principles.

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and as a part thereof. We also consent to the reference to our firm under "Legal Matters" in the Prospectus which is a part of the Registration Statement.

                                Very truly yours,

                              BERLACK, ISRAELS & LIBERMAN LLP